Exhibit 23.2

KPMG LLP Chartered Professional Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone Fax Internet	(604) 691-3000 (604) 691-3031 www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors of Sierra Wireless Inc.:

We consent to the use of our reports, both dated February 29, 2016, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

//s//  KPMG LLP

Chartered Professional Accountants

March 21, 2016
Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.